UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 21, 2008

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-17007 (Commission File Number)	23-2486815 (I.R.S. Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, PA  19102
(Address of principal executive offices) (Zip code)

(215)-735-4422
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2008, Louis J. DeCesare Jr. notified the chairman of the board of directors of Republic First Bancorp, Inc., the “Company,” and its wholly-owned banking subsidiary, Republic First Bank, the “Bank,” that he would be terminating his employment agreement and expressed his willingness to ensure a smooth transition.  Mr. DeCesare has been employed as the president and chief operating officer of the Bank since December 2006, and has served as a director of the Company and the Bank since February 2006.

The Company, the Bank and Mr. DeCesare agreed that Mr. DeCesare’s employment as president and chief operating officer of the Bank terminated effective July 21, 2008, and Mr. DeCesare has resigned his positions as director of the Company and the Bank.  At the time of his resignation, Mr. DeCesare was a member of the compliance committee of the board of directors of the Company.  Mr. DeCesare did not resign from the boards of directors because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. DeCesare will continue to be engaged as a consultant to the Company and the Bank for a period of six months.

The board of directors of the Bank appointed Harry D. Madonna to serve as president of the Bank effective as of July 21, 2008.  Mr. Madonna is the chairman of the boards of directors and chief executive officer of the Company and the Bank.  Information regarding Mr. Madonna, his experience, employment agreement, and relationship with First Bank of Delaware has been previously reported in the Company’s definitive proxy statement for its 2008 annual meeting of stockholders, filed with the U.S. Securities and Exchange Commission on March 11, 2008, under the headings “Director Nominees,” “Executive Compensation,” and “Certain Relationships and Related Transactions,” and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Date: July 25, 2008	By: Paul Frenkiel, Chief Financial Officer